Exhibit 99.1

201 Burlington Road Bedford, MA 01730	800.362.2668 www.lantheus.com

Lantheus Announces Two Key Executive Promotions

Paul Blanchfield promoted to President; Dan Niedzwiecki promoted to Chief Administrative Officer

BEDFORD, Mass., March 17, 2023 – Lantheus Holdings, Inc. (“Lantheus”) (NASDAQ: LNTH), a company committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease, today announced that Paul Blanchfield has been promoted to President and Dan Niedzwiecki has been promoted to Chief Administrative Officer.

“Paul was instrumental in the successful launch of the company’s PSMA PET imaging agent for prostate cancer and has demonstrated strong leadership, a deep understanding of our industry, and a commitment to excellence that makes him the ideal person to take on the role of President. Since joining the company in 2013, Dan has demonstrated a strong track record of leadership and strategic thinking, which will be invaluable as the company continues to grow and evolve as an organization,” commented Mary Anne Heino, Lantheus Chief Executive Officer. “I am confident that Paul and Dan will excel in their new roles, and I look forward to working with them as we continue to drive growth and execute on our purpose to Find, Fight and Follow disease to deliver better patient outcomes.”

Mr. Blanchfield joined Lantheus as Chief Commercial Officer in January 2020 and was most recently Chief Operating Officer. As President, he will continue to oversee all aspects of Commercial, Technical Operations & Manufacturing and Quality. In his expanded role, he will also be responsible for the company’s Medical function. Prior to Lantheus, Mr. Blanchfield worked at Takeda Pharmaceutical Co. where he served as the Head of the U.S. Immunology Business Unit and managed a multi-billion-dollar P&L covering multiple rare disease products. Prior to Takeda, Mr. Blanchfield worked at Shire Plc for almost six years across several different roles, including as the Head of U.S. Immunology, General Manager of Nordic-Baltics, Head of Corporate Strategy, and Chief of Staff to the CEO. Mr. Blanchfield started his career at McKinsey & Company, where he focused on health care, marketing, and sales. He earned an MBA/MA in Education from Stanford University and an AB in Economics from Duke University.

Mr. Niedzwiecki joined Lantheus in 2013 and has served in positions of increasing responsibility. He brings more than 20 years of broad and diverse legal and business experience in corporate, securities, capital markets, transactional, commercial and compliance matters. In his expanded role, Mr. Niedzwiecki will oversee several critical functions, including Legal and Intellectual Property which he currently oversees and adding Human Resources and Corporate Communications. Mr. Niedzwiecki will continue to serve as the company’s General Counsel and Corporate Secretary, as well. Prior to joining Lantheus, Mr. Niedzwiecki was a private equity and mergers and acquisitions attorney with Weil, Gotshal & Manges and, prior to that, a securities and transactional attorney at Palmer & Dodge. Mr. Niedzwiecki started his legal career clerking for the Honorable Frank H. Freedman of the United States District Court for the District of Massachusetts. Mr. Niedzwiecki received a Juris Doctor from Boston University School of Law and a Bachelor of Arts in economics from Williams College.

About Lantheus

With more than 65 years of experience in delivering life-changing science, Lantheus is committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease. Lantheus is headquartered in Massachusetts and has offices in New Jersey, Canada and Sweden. For more information, visit www.lantheus.com.

Contacts:

Mark Kinarney

Vice President, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Senior Director, Corporate Communications

646-975-2533

media@lantheus.com